UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material Pursuant to Rule 14a-12

JPMorgan Trust I

JPMorgan Trust II

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear [INSERT CLIENT/S NAME],

CONTROL NUMBER: [INSERT CLIENT SPECIFIC CONTROL NUMBER]

I am writing today to ask for your help with the proxy campaign for JPMorgan Trust I and JPMorgan Trust II (the “Trusts”) that has been underway for the past few months. The Special Meeting of Shareholders for the Trusts has been adjourned to permit shareholders additional time to vote on the proposals set forth in the proxy statements.

The Board has approved the proposals and recommends shareholders vote in favor of each one.

Shareholder Proxy Proposal: To elect Trustees/Directors for each of the Trusts

Shareholders of all funds listed in the proxy statements are being asked to elect 16 individuals (“Nominees”) to serve on a single, unified board with common members across the J.P. Morgan Mutual Funds and J.P. Morgan ETFs, as defined in the proxy statements. Each board separately determined that it is in the best interests of the J.P. Morgan Mutual Funds and the J.P. Morgan ETFs to be overseen by the same group of trustees/directors and specifically by the individuals nominated for election.

You are an important shareholder of the Trusts and your vote is critical. The next shareholder meeting is scheduled for Tuesday, November 23, 2021 so your immediate participation is needed.

There are three easy methods for you to vote:

VOTE ONLINE	VOTE BY MAIL	VOTE BY PHONE

Visit www.proxyvote.com and enter the control number that appears on your enclosed proxy card/top of the email. Follow the on-screen prompts to vote.	Return the executed proxy card in the postage-paid envelope provided so it is received before November 23, 2021.

Call 1-855-737-3175 Monday through Friday, 9 a.m. to 10 p.m. ET, to speak with a proxy specialist. Alternatively, we can have a rep call you at a specified time, day and number for convenience.

OR

If you have your proxy materials, call the number listed on your enclosed proxy card and follow the touch-tone prompts to vote.

We truly appreciate your investment and regret any inconvenience as a result of this process. Thank you again for your help and support.

Sincerely,

[INSERT CLIENT ACCOUNT MANAGER NAME]